EXHIBIT 10.8


                       ROSE'S STORES, INC.
                        SEVERANCE PROGRAM

                            Section 1
                     Purpose of the Program

Rose's Stores, Inc. (the "Company") intends by this Severance Program (the "Program") to provide a method which, in the discretion of the Program Administrator, can be utilized to provide Officers and Salaried Associates of the Company with temporary protection against economic hardship if they are separated from employment by the Company on account of severance as defined in Section 3 herein.

This Program shall supersede, replace and control any and all prepetition termination agreements and the corporate severance pay policy, except for the employment agreement between the Company and the President and Chief Executive Officer effective July 25, 1991.

This Program shall be effective as of the date of approval of this Program by the court with jurisdiction over the bankruptcy filing and shall cease to be effective one (1) year from: (a) the date of confirmation of the Company's plan of reorganization under chapter 11 of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"); (b) a creditor's plan of reorganization; (c) a plan of liquidation under the provisions of Chapter 11 of the Bankruptcy Code; or (d) a conversion to Chapter 7 of the Bankruptcy Code.


                            Section 2
                           Definitions

As used in this Program, the following words and phrases shall have the following meanings, unless the context clearly indicates otherwise:

(a) "Associate" shall mean any person in the employment of the Company.

(b)  "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

(c) "Length of Service" or "Active Service" shall mean the total combined months of an Associate's active employment with the Company and is limited only to that time for which the Associate received pay from the Company for the actual performance of services. If an Associate works over one-half of the working days in a calendar month, he shall be credited with a full month of Active Service for such month.

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Calculations shall be based on a forty (40) hour work week for a regular full-time Associate and on the average weekly hours worked during the three (3) months immediately preceding the Associate's Termination Date for a regular part-time Associate. The period for which Severance Allowance benefits are paid shall not be counted in determining Length of Service.

(d) "Misconduct" shall mean the conviction of, or the entering of a plea of, nolo contendere by the Associate for any felony arising out of acts of fraud or dishonesty committed against the Company; or willful gross misconduct deemed to be materially and demonstrably injurious to the Company as determined by the Program Administrator. The Program Administrator's determination that a separation from employment is due to Misconduct shall be final and binding.

(e)  "Officer" shall mean any of the following Associates of the
     Company:

     (i)         Executive Vice Presidents,

     (ii)       Senior Vice Presidents,

     (iii)     Vice Presidents, and

     (iv)      Treasurer.

(f) An Associate shall be deemed to be "Permanently Disabled" six (6) months after the first date on which he is disabled by bodily or mental illness, disease, or injury, to the extent that he is prevented from performing his material and substantial duties of employment provided that such disability has continued uninterrupted for such six (6) month period. The Program Administrator shall determine that an Associate is "Permanently Disabled". The Program Administrator's determination that an Associate is "Permanently Disabled" shall be final and binding.

(g)  "Program Administrator" shall mean the Human Resources
Department of the Company.

(h)  "Salaried Associate" shall mean any of the following
Associates of the Company:

     (i)       Directors (not the Company Board of Directors),

     (ii)      Senior Managers,

     (iii)     Senior Buyers,

     (iv)      Buyers,

     (v)       Store Managers,


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     (vi)      Exempt Managers, and

     (vii)     Other Exempt Associates.

(i) "Salary" shall mean an Associate's regular annual salary from the Company on his Termination Date exclusive of overtime, bonuses, awards, imputed income or extraordinary payments. When used in connection with the computation of the amount of an Associate's Severance Allowance, the Program Administrator shall employ the following guidelines: the monthly Salary rate shall be computed by dividing the Associate's Salary by 12, the weekly Salary rate shall be computed by dividing the Associate's Salary by 52, and the daily Salary rate shall be computed by dividing the weekly Salary rate by five. An Associate's Salary shall be determined by the Program Administrator and its determination shall be final and binding on all parties.

(j) "Severance Allowance" shall mean a payment or payments as may be provided herein to an Associate upon termination of active employment in consideration of the Associate's tenure and performance with the Company and the probability that the Associate will suffer economic hardship until the Associate obtains a new income-earning position and in further consideration of the execution of such release as shall be determined to be necessary by the Program Administrator. The amount of any Severance Allowance may be reduced by any monies arising out of the employment relationship which the Associate may owe to the Company. Payments shall be reduced by any required deduction for taxes, withholding or benefits provided or elected hereunder. Such pay shall not be extended by holidays occurring during the covered period. Any portion of the severance allowance to be paid in installments shall not be paid if the Associate shall become actively employed as determined by the Program Administrator.

(k) "Severance Allowance Period" shall mean the period beginning on the Associate's Termination Date through and including the ending date used as the basis for the calculation of the Severance Allowance benefit, or, if earlier, the date the Associate becomes actively employed as determined by the Program
Administrator.

(l) "Termination Date" shall mean the last official work day for which an Associate receives pay for Active Service, excluding any period for which Severance Allowance or other benefit payments hereunder are made.

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                            Section 3
               Eligibility for Severance Allowance

Any Officer or Salaried Associate who is separated from employment shall be eligible for Severance Allowance in accordance with the following rules and restrictions:

(a) If an Associate ceases employment for any of the following reasons, he will be entitled to receive a Severance Allowance as described below:

     (i) elimination of his or her position, unless the Associate is offered a comparable or better position with the Company as determined by the Program Administrator,

     (ii) termination of his or her employment other than for Misconduct,

     (iii) constructive or voluntary termination, within sixty (60) days of such termination, due to a material reduction in salary,

     (iv) constructive or voluntary termination, within sixty (60) days of such termination, due to a material change in job responsibilities,

     (v) termination of his or her employment with the Company on account of the Associate's Permanent
               Disability, or

     (vi) termination due to liquidation of the Company under the provisions of chapter 11 of the Bankruptcy Code or a conversion to a proceeding under chapter 7 of the Bankruptcy Code.


                            Section 4
               Calculation of Severance Allowance

The amount of any Severance Allowance, shall be calculated as follows:

Tier 1: Executive Vice Presidents and Senior Vice Presidents

The Severance Allowance shall consist of:

(a) Eighteen (18) months' Salary, one-half (1/2) payable in a lump sum payment made as soon as administratively possible after the Associate's Termination Date and one-half (1/2) payable in substantially equal monthly installments over a nine (9) month period with installment payments commencing on the first day of the


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          tenth month following the Termination Date; or, if the
          Associate shall not execute a general release acceptable to the Program Administrator, one week's salary;

(b) Reimbursement for reasonable expenses, as determined by the Program Administrator, incurred by the Associate in the pursuit of subsequent employment, including any reputable outplacement assistance, up to a maximum of $10,000. The Associate shall be entitled to such payments until the first day of the month following the month in which the Associate is reemployed or the end of the six-month period beginning on the Termination Date, whichever shall occur first; and

(c) Continued medical, dental and disability coverage under the current Company plans for a period of three (3) months following the Associate's Termination Date. In lieu of continued coverage pursuant to this provision of the Program, an Associate may elect to receive the present value of the continued coverage in a lump sum payment made as soon as administratively possible after the Associate's Termination Date by filing his choice with the Company in writing within fourteen (14) days following the Termination Date. Any benefits or payments under this section shall be in addition to any extended group health plan coverage to which the Associate is entitled under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Tier 2: Vice Presidents and Treasurer

The Severance Allowance shall consist of:

(a) Twelve (12) months' Salary, one-half (1/2) payable in a lump sum payment made as soon as administratively possible after the Associate's Termination Date and one-half (1/2) payable in substantially equal monthly installments over a six (6) month period with installment payments commencing on the first day of the seventh month following the Termination Date; or, if the Associate shall not execute a general release acceptable to the Program Administrator, one week's salary;

(b) Reimbursement for reasonable expenses, as determined by the Program Administrator, incurred by the Associate in the pursuit of subsequent employment, including any reputable outplacement assistance, up to a maximum of $7,500. The Associate shall be entitled to such payments until the first day of the month following the month in which the Associate is reemployed or the end


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          of the six-month period beginning on the Termination
          Date, whichever shall occur first; and

(c) Continued medical, dental and disability coverage under the current Company plans for a period of three (3) months following the Associate's Termination Date. In lieu of continued coverage pursuant to this provision of the Program, an Associate may elect to receive the present value of the continued coverage in a lump sum payment made as soon as administratively possible after the Associate's Termination Date by filing his choice with the Company in writing within fourteen (14) days following the Termination Date. Any benefits or payments under this section shall be in addition to any extended group health plan coverage to which the Associate is entitled under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Tier 3:   All Salaried Associates

     The Severance Allowance payable to a Salaried Associate shall be based upon the Associate's Length of Service and shall be determined according the following schedule:

  ASSOCIATE CLASSIFICATION                           SEVERANCE ALLOWANCE

Class A:
     Directors, Senior                  Three (3) weeks' Salary
     Managers, Senior Buyers            for each year of Active
     (Pay Grades 10 and above)          Service, but in no event
                                        less than 12 weeks'
                                        Salary or in excess of 26
                                        weeks' Salary (minimum 12
                                        weeks, maximum 26 weeks)

Class B:
     Buyers, Store Managers             Two (2) weeks' salary for
                                        each year of Active
                                        Service, but in no event
                                        less than 12 weeks'
                                        Salary or in excess of 26
                                        weeks' Salary (minimum 12
                                        weeks, maximum 26 weeks)

Class C:
     Exempt Managers, Other             Two (2) weeks' Salary for
     Exempt Associates                  each year of Active
     (Pay Grades 7 through 9)           Service, but in no event
                                        less than 6 weeks' Salary
                                        or in excess of 26 weeks'
                                        Salary (minimum 6 weeks,
                                        maximum 26 weeks)


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Class D:
     Exempt Associates                  One (1) week's Salary for
     (Pay Grades 1 through 6)           each year of Active
                                        Service, but in no event
                                        less than 4 weeks' Salary
                                        or in excess of 12 weeks'
                                        Salary (minimum 4 weeks,
                                        maximum 12 weeks)

     The above severance amounts shall be payable in weekly installments with the initial installment beginning as soon as possible after the Termination Date.

     Installment payments made under Tiers 1, 2 and 3 shall cease upon such date that the Associate shall become actively employed as determined by the Program Administrator. Furthermore, if the Associate shall not execute a general release acceptable to the Program Administrator the maximum severance amounts shall be one week's salary.


                            Section 5
        General Provisions Governing Severance Allowances

(a) The terms of this Program shall not affect the provision of benefits under other plans or programs of the Company which other plans or programs shall be governed solely by their terms and applicable law. The benefits under any other plan or program of the Company are not continued as a result of a Severance Allowance other than those mandated by Federal or state regulations.

(b) Any portion of a Severance Allowance payable in installments shall cease at such time as the Associate obtains employment with another employer.

(c) An Associate who is dismissed due to Misconduct shall not be eligible for a Severance Allowance or any other benefits hereunder.

(d) In no event shall any Severance Allowance (1) be paid over a period longer than twenty-four (24) months; (2) exceed 200% of the Associate's annual compensation as of the Termination Date; or (3) be structured so that the payments constitute an employee pension benefit plan as defined by Title I, Section 3 of ERISA.

(e) As a condition to receiving a Severance Allowance from the Corporation, an Associate must immediately notify in writing the Personnel Department of the Company if the Associate shall obtain new employment. If the Associate fails to timely or accurately provide written notification, as determined by the Program Administrator, the Company shall be entitled to terminate Severance Allowance payments to the Associate and to recover from the Associate the amount of any Severance Allowance payments previously made to the Associate equal to the amount which was


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erroneously paid on account of the failure to provide timely notice.

(f) The fact that an Associate is employed in a secondary part-time position with another employer at the time of his termination of employment with the Company shall have no adverse effect on his eligibility for Severance Allowance under this Program, as determined by the Program Administrator in its discretion.


                            Section 6
                   Administrative Information

The Program Administrator shall have the responsibility for the administration of the Program, and shall have the discretionary authority to determine eligibility for benefits under the Program, to otherwise administer the Program and to construe the terms of the Program, and its decisions shall be final and binding on all affected parties.


                            Section 7
           Powers and Duties of Program Administrator

In addition to any implied powers and duties that may be needed to carry out the provisions of the Program, the Program
Administrator shall have the following specific powers and duties, which powers and duties it may exercise in its discretion:

(a) To make and enforce such rules and regulations as it shall deem necessary and proper for the efficient administration of the Program;

(b) To interpret the Program and to decide any and all matters arising hereunder, including the right to interpret and remedy possible ambiguities, inconsistencies or omissions

(c) To determine and compute the amount of benefits that shall be payable to any Associate, in accordance with the provisions of the Program;

(d) To appoint other persons to perform such responsibilities under the Program as it may determine; and

(e) To employ one or more persons to render advice with respect to any of its responsibilities under the Program.


                            Section 8
                        Appeals Procedure

If an Associate eligible for a Severance Allowance or his legal representative or other person designated by the Program


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Administrator to receive payment on the Associate's behalf (the
"claimant") is denied benefits under this Program or disagrees with the amount of or the determination of his entitlement to a Severance Allowance, if any, he may request a review of his claim by notifying the Program Administrator in writing. The request shall be reviewed and the claimant shall be notified of the Program Administrator's decision within ninety (90) days. If the appeal is denied, the notice shall explain the reason of the denial, quoting the sections of the Program or other pertinent documents, if any, used to arrive at this decision; shall provide a description of any additional material or information that would be helpful to the Program Administrator in further review of the claim and reasons why such material or information is necessary; and shall provide an explanation of the claims review procedure. If the notice does not resolve the claim to the claimant's satisfaction, he may appeal the decision by filing a written request for a hearing before the Program Administrator. This written request must be filed with the Program Administrator within 60 days after the claimant has received the written decision of the Program Administrator. The claimant may review any applicable documents and may also submit points of disagreement or other comments in writing.

The Program Administrator, in its discretion, may schedule a meeting with the claimant and/or his representative within sixty
(60) days after the claimant has filed the request for review. Within sixty (60) days of the date of the receipt of the appeal by the Program Administrator, the claimant shall receive written notice of the Program Administrator's final decision. However, if a hearing is held or there are other special circumstances involved, the decision shall be given no later than within one hundred and twenty (120) days of the date of the receipt of the appeal.

The Program Administrator shall interpret the appeals procedure set forth in this Section 8 so as to conform to the requirements of the claims review provisions of Part 5, Title I of ERISA.


                            Section 9
                    Miscellaneous Provisions

(a) Payments hereunder shall be made from the general assets of the Company pursuant to Program provisions.

(b) Service of legal process may be made upon the secretary of the Company at the office of the Company, or upon such other person as shall be designated by the Company.

(c) Except to the extent preempted by ERISA, the Program shall be construed in accordance with the laws of the State of North
Carolina.


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(d)  Every fiduciary shall, unless exempt by ERISA, be bonded in accordance with the requirements of ERISA. The bond shall provide protection to the Program against any loss by reason of acts of fraud or dishonesty by the fiduciary or in connivance with others. The cost of the bond shall be an expense of the Company.

(e) When any person entitled to benefits under the Program is under legal disability or, in the Program Administrator's opinion, is in any way incapacitated so as to be unable to manage his or her affairs, the Program Administrator may cause such person's benefits to be paid to such person's legal representative for his or her benefit or to be applied for the benefit of such person in any other manner that the Program Administrator may determine. Such payments of benefits shall completely discharge the liability of the Program Administrator or the Company for such benefits.

(f) The records of the Program shall be maintained on the basis of the taxable year of the Company.

(g) The Program Administrator shall cause the timely filing with proper governmental authorities and timely furnishing to all participants of all documents required by ERISA to be so filed and furnished.

(h) Except for the right to receive any benefit payable under the Program, no person shall have any right, title or interest in or to the assets of the Company because of the Program.

(i) Rights of any Associate to be employed shall not be deemed to be enlarged or diminished by reason of the establishment of the Program, and no Associate shall have any right to be retained in the service of the Company by way of this Program that he would not otherwise have.

(j) Nothing contained in the Program shall impose on the Program Administrator, the Company, or any directors, officers or employees of the Company any liability for the payment of benefits under the Program other than liabilities resulting from willful neglect or fraud. The liability of the Company for benefits shall be limited to the benefits provided under the Program. Persons entitled to benefits under the plan shall look only to the Company for payment.

(k) Where the context permits, words in the masculine gender shall include the feminine gender and the singular shall include the plural.

(l) The headings and subheadings of the Program have been inserted for convenience of reference and shall be disregarded in any construction of the provisions hereof.


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(m)  The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as the Program Administrator or as a member of a committee designated as Program Administrator (including any employee or former employee who formerly served as Program Administrator or as a member of such Committee) against all liabilities, damages, costs and expenses (including attorney's fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Program, if such act or omission is in good faith.

(n) If any provision of the Program shall be invalid or unenforceable for any reason, the remaining provisions shall nevertheless be carried into effect.

     This ____ day of ____________, 1994.


                                          ROSE'S STORES, INC.


ATTEST:                                   By:__________________________
                                                              President

___________________________
                  Secretary

(Corporate Seal)

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